Exhibit 23.2

CONSENT OF UHY LLP
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Energy XXI (Bermuda) Limited of our report dated October 17, 2006 relating to the consolidated financial statements of Energy XXI (Bermuda) Limited as of June 30, 2006 and for the period from inception (July 25, 2005) through June 30, 2006.

/s/ UHY LLP

Houston, Texas
June 19, 2007